UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FARMER BROS. CO.
(Name of Registrant as Specified in its Charter)
JEANNE FARMER GROSSMAN
Jeanne Grossman Living Trust
1964 Jeanne Ann Farmer Grossman Trust
1969 Jeanne Ann Farmer Grossman Trust
1972 Jeanne Ann Farmer Grossman Trust
1987 Roy F Farmer Trust II
1988 Roy F Farmer Trust II
1988 Roy F Farmer Trust III
1990 Brynn Elizabeth Grossman Trust
1992 Brynn Elizabeth Grossman Trust
Thomas William Mortensen
Jonathan Michael Waite
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CONCERNED STOCKHOLDERS NOMINATE TWO HIGHLY QUALIFIED DIRECTORS
TO THE BOARD OF FARMER BROS. CO.
Concerned Stockholders Issue Open Letter Outlining Value Destruction Under Current Board
Director Nominees Bring Essential Experience and Knowledge of Company’s Core Values and Business
Farmer Bros. Stockholders Urged to Sign, Date and Return the GOLD Proxy Card
LOS ANGELES, California, November 5, 2019 — Jeanne Farmer Grossman (individually and as the sole trustee of certain trusts), Thomas William Mortensen, and Jonathan Michael Waite (collectively, the “Concerned Stockholders”), who together beneficially own approximately 4.9% of the outstanding common stock of Farmer Bros. Co. (“Farmer Bros.” or the “Company”), today announced they have filed definitive proxy materials, including a definitive proxy statement and proxy card, with the U.S. Securities and Exchange Commission in connection with the upcoming 2019 Annual Meeting of Stockholders of the Company (the “Annual Meeting”). The Annual Meeting has been set for 10:00 a.m. Central Standard Time, on Tuesday, December 10, 2019, with a record date of October 18, 2019.
In conjunction with the definitive proxy filing, the Concerned Stockholders issued an open letter to their fellow stockholders. The full text follows.
November 5, 2019
Dear Fellow Farmer Bros. Stockholder:
YOUR VOTE CAN MAKE A DIFFERENCE — SIGN, DATE AND
RETURN THE GOLD PROXY CARD TODAY
On behalf of a group of concerned stockholders of Farmer Bros. Co. (the “Company” or “Farmer Bros.”), who together beneficially own approximately 4.9% of the Company’s common stock, have long histories with the Company and deeply care about its future success, I am deeply concerned by the tremendous decline and value destruction at Farmer Bros. under the current Board of Directors (the “Board”). For that reason, I am asking for your support to elect two new highly qualified directors to the Board at the upcoming 2019 Annual Meeting of Stockholders of the Company (the “Annual Meeting”). Our nominees, Tom Mortensen and Jonathan Waite, bring the experience, foresight and trust of employees that the current Board lacks, but are necessary to turn this business around.
WE HAVE LOST CONFIDENCE IN THE COMPANY’S CURRENT BOARD
While I served on the Company’s Board from December 2009 until December 2018, I witnessed firsthand the current Board abandon the values and dedication to customers and employees that once made the Company great. Instead, the Board has pursued short-sighted tactics and financial engineering, seemingly designed to boost quarterly results (albeit unsuccessfully) and to enrich management and insiders at the expense of stockholders and employees.
The consequences of this lack of vision and strategy have been devastating to the Company. Over the past 12 months, the stock price has collapsed and the Company has experienced relentless turnover in leadership — seeing three different CEOs in the past year and the resignations of its Senior Vice President and General Manager, its Chief Legal Counsel and its Chief Operating Officer since just May of this year.i The financial results are even worse over the past three years. Despite (or we believe, as a result of) substantial employee layoffs (often without regard to talent or dedication) and moving the Company’s

i
See the Company’s Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission on May 8, 2019, May 21, 2019, July 27, 2019 (as amended on August 2, 2019), August 21, 2019, September 10, 2019, and October 29, 2019.

headquarters from California to Texas, net income per share has swung from a profit of  $4.35 per share in fiscal 2016 to a loss of  $(4.36) per share in fiscal 2019.ii The Company’s shares have lost 59% of their value during that period, compared to a 45% rise in the S&P 500.iii
TO SUCCEED AGAIN, FARMER BROS. MUST RETURN TO ITS ROOTS
The reason the current Board is unable to turn around the Company and stop these sad results is apparent to anyone on the outside: they do not understand Farmer Bros.’ unique business model, customer focus and approach to high-quality service. They all share similar professional backgrounds and seem to share perspectives that prevent them from entertaining alternative solutions that could be beneficial to the Company. Despite mounting financial evidence that many mistakes have been made, they evidently do not understand what it actually takes to turn the now-flailing Company around to profitability.
At the upcoming Annual Meeting, the Company has nominated the new CEO, D. Deverl Maserang, and renominated two current directors, Christopher P. Mottern and Charles Marcy, for election to the Board. We support Mr. Maserang and are hopeful that he can return Farmer Bros. to its core values, customer focus and winning strategy. But to succeed, he needs an active, experienced and committed Board.
As such, we cannot support Mr. Mottern and Mr. Marcy, who we believe are emblematic of the problems at our Company. As the longest current serving Board members (both appointed in December 2013) and despite their extensive resumes, they have overseen a steady erosion of the Company and a 35% net decline in the share price.iv In fact, during his just-ended four-month tenure as interim CEO, Mr. Mottern led the Company’s share price to a 41% decline.v
OUR NOMINEES BRING EXPERIENCE AND VALUES THAT THE CURRENT BOARD LACKS
As a result of the current situation and as concerned Farmer Bros. stockholders acting on behalf of all stockholders, we have nominated Thomas William Mortensen and Jonathan Michael Waite, two new director candidates who are deeply familiar with Farmer Bros., its core values and its business. They have seen the Company succeed in the past and can effectively oversee and support our new CEO as he executes a turn-around plan.
Tom Mortensen contributed 37 years of service to Farmer Bros., where he worked from 1978 to 2015. During his tenure at the Company, Tom occupied several positions including branch manager, sales promotion, division manager, regional sales manager, national sales manager, vice president (western region) and senior vice president of route sales. We believe that Tom’s extensive knowledge of coffee, tea and culinary product sales and distribution, long-term interest in the success of the Company, exemplary leadership and employee relationship skills, and process improvement would make him a valuable addition to the Board.
Jonathan Waite spent 13 years with Farmer Bros., where he worked from 2004 to 2017. During his time at Farmer Bros., Jonathan held various positions including special projects manager, director of green coffee operations, vice president of coffee and vice president of construction development. In 2005, after the loss of the Company’s then CEO, Jonathan was solely responsible for building the Company’s green coffee division. We believe that Jonathan’s extensive knowledge of the Company’s products, operations, quality assurance, vendors and customers and long-term interest in the success of the Company would make him a valuable addition to the Board.

ii
See Part II, Item 6 of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on September 11, 2019.

iii
Based on closing prices of the Company’s stock and the S&P 500 between November 1, 2016, and November 1, 2019.

iv
Based on closing prices of the Company’s stock between December 5, 2013, and November 1, 2019.

v
Based on closing prices of the Company’s stock between May 7, 2019, and September 12, 2019.

After the failures of a previous management team, both Tom Mortensen and Jonathan Waite were instrumental in helping turn the Company around under the direction of two former CEOs, Jeffrey Wahba and Patrick Critzer. They helped make changes in policies, programs, pricing, product and personnel that brought the Company back to a profitable and growing position. Just as important, Tom and Jonathan have the trust, support and loyalty of Farmer Bros. employees. We are confident that giving them a seat on the Board will promote rapid improvements and the reemergence of a strong culture and pride at Farmer Bros.
The need for change at Farmer Bros. has never been more acute in our 107-year history. For our new CEO to be successful, the Company also needs change in the composition of its Board. Long-tenured directors cannot be allowed to continuously make mistakes and neglect their oversight duties at the expense of the Company’s stockholders and other stakeholders.
We urge you to vote today to bring relevant knowledge, experience and the Company’s core values back to the boardroom.
VOTE FOR OUR KNOWLEDGEABLE, EXPERIENCED AND HIGHLY QUALIFIED DIRECTORS TO TURN-AROUND AND CREATE VALUE AT FARMER BROS. CO.
PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY
Thank you to all stockholders who support positive change,
Jeanne Farmer Grossman
IMPORTANT
If your shares are held in street name, your bank or broker can vote your shares only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct them that you only wish to vote the GOLD proxy card.
If you have any questions or need further assistance, please contact Okapi Partners at (877) 274-8654 or by e-mail at info@okapipartners.com.
MEDIA CONTACT:
Dan Gagnier / Jeffrey Mathews
Gagnier Communications
+1 646-569-5897
farmerbros@gagnierfc.com
CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
The Concerned Stockholders have filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its nominees at the 2019 Annual Meeting of Stockholders of Farmer Bros. Co.
THE CONCERNED STOCKHOLDERS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THEIR PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, THE CONCERNED STOCKHOLDERS WILL PROVIDE COPIES OF THEIR PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE CONCERNED STOCKHOLDERS’ PROXY SOLICITOR, OKAPI PARTNERS, AT ITS TOLL-FREE NUMBER: (877) 274-8654 OR AT INFO@OKAPIPARTNERS.COM.
The participants in the proxy solicitation are: Jeanne Farmer Grossman, the Jeanne Grossman Living Trust, the 1964 Jeanne Ann Farmer Grossman Trust, the 1969 Jeanne Ann Farmer Grossman Trust, the 1972 Jeanne Ann Farmer Grossman Trust, the 1987 Roy F Farmer Trust II, the 1988 Roy F Farmer Trust II, the 1988 Roy F Farmer Trust III, the 1990 Brynn Elizabeth Grossman Trust, and the 1992 Brynn Elizabeth Grossman Trust, Thomas William Mortensen, and Jonathan Michael Waite.